Exhibit 10.1
EXECUTION COPY
U.S. $500,000,000
FIVE YEAR CREDIT AGREEMENT
Dated as of March 22, 2007
Among
INTUIT INC.
as Borrower
and
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
CITICORP USA, INC.
as Administrative Agent
and
JPMORGAN CHASE BANK, N.A.
as Syndication Agent
and
BANK OF AMERICA, N.A.
BNP PARIBAS
and
MORGAN STANLEY BANK
as Co-Documentation Agents
and
THE BANK OF NOVA SCOTIA
as Lead Managing Agent
and
CITIGROUP GLOBAL MARKETS INC.
and
J.P. MORGAN SECURITIES INC.
as Arrangers

i

ARTICLE III

SECTION 3.01.	Conditions Precedent to Effectiveness of Section 2.01	23

SECTION 3.02.	Conditions Precedent to Each Borrowing, Issuance, Commitment Increase and Extension Date.	25

SECTION 3.03.	Determinations Under Section 3.01	25

ARTICLE IV

SECTION 4.01.	Representations and Warranties of the Borrower	25

ARTICLE V

SECTION 5.01.	Affirmative Covenants	27

SECTION 5.02.	Negative Covenants	29

SECTION 5.03.	Financial Covenants	31

ARTICLE VI

SECTION 6.01.	Events of Default	31

SECTION 6.02.	Actions in Respect of the Letters of Credit upon Default	33

ARTICLE VII

SECTION 7.01.	Authorization and Action	33

SECTION 7.02.	Agent’s Reliance, Etc.	33

SECTION 7.03.	CUSA and Affiliates	34

SECTION 7.04.	Lender Credit Decision	34

SECTION 7.05.	Indemnification	34

SECTION 7.06.	Successor Agent	35

SECTION 7.07.	Other Agents.

		35
ARTICLE VIII

SECTION 8.01.	Amendments, Etc.	35

SECTION 8.02.	Notices, Etc.	35

Schedules

Schedule I — List of Applicable Lending Offices

Schedule 5.02(d) — Existing Subsidiary Debt

Exhibits

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D	-	Form of Opinion of Counsel for the Borrower

FIVE YEAR CREDIT AGREEMENT
Dated as of March 22, 2007
          INTUIT INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letter of credit (the “Initial Issuing Banks”) listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., as syndication agent, and CITICORP USA, INC. (“CUSA”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
     “Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention: Bank Loan Syndications.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means (a) for Base Rate Advances as of any date, 0% per annum and (b) for Eurodollar Rate Advances as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable Margin for
S&P/Moody’s	Eurocurrency Rate Advances
Level 1
A- or A3 or above	0.180%
Level 2
BBB+ or Baa1	0.270%
Level 3
BBB or Baa2	0.350%
Level 4
BBB- or Baa3	0.425%
Level 5
Lower than Level 4	0.575%
     “Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable
S&P/Moody’s	Percentage
Level 1
A- or A3 or above	0.070%
Level 2
BBB+ or Baa1	0.080%
Level 3
BBB or Baa2	0.100%
Level 4
BBB- or Baa3	0.125%
Level 5
Lower than Level 4	0.175%
     “Applicable Utilization Fee” means, as of any date that the aggregate principal amount of the Advances plus the aggregate Available Amount of the Letters of Credit outstanding exceed 50% of the aggregate Commitments, 0.05% per annum.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
     “Assuming Lender” has the meaning specified in Section 2.18(d).
     “Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).
     “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
     (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and
     (c) 1/2 of one percent per annum above the Federal Funds Rate.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).
     “Borrower Information” has the meaning specified in Section 8.08.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Citibank” means Citibank, N.A.
     “Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.
     “Commitment Date” has the meaning specified in Section 2.18(b).
     “Commitment Increase” has the meaning specified in Section 2.18(a).
     “Consenting Lender” has the meaning specified in Section 2.19(b).
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person that are (i) not overdue by more than 60 days or (ii) contested in good faith by appropriate proceedings and as to which appropriate reserves are maintained by such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements entered into with a particular counterparty (determined as of any date as the amount such Person would be required to pay to its counterparty in accordance with the terms thereof as if terminated on such date of determination), (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
     “Debt for Borrowed Money” means, as at any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of the Borrower and its Subsidiaries.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Disclosed Litigation” has the meaning specified in Section 3.01(b).
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “EBITDA” means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-cash extraordinary losses (including, without limitation, charges for impairment of goodwill) and (f) share based non-cash compensation expense, and minus the sum of (x) non-cash extraordinary gains and (y) interest income, in each case determined in accordance with GAAP for such period.
     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising pursuant to or based upon any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
     “Events of Default” has the meaning specified in Section 6.01.
     “Extension Date” has the meaning specified in Section 2.19(b).
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
     “GAAP” has the meaning specified in Section 1.03.
     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar interest rate or exchange rate hedging agreements.
     “Increase Date” has the meaning specified in Section 2.18(a).
     “Increasing Lender” has the meaning specified in Section 2.18(b).
     “Information Memorandum” means the information memorandum dated February 13, 2007 used by the Agent in connection with the syndication of the Commitments.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine months or other period, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period that ends after any Termination Date unless, after giving effect to any reduction of the Revolving Credit Commitments on such Terminating Date, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate

Advances having Interest Period that end on or prior to such Termination Date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) the Borrower shall not be entitled to select an Interest Period having duration of nine months or other period unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine months or such other period;
     (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.
     “Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 or any other Lender so long as such Eligible Assignee or Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.
     “L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.
     “L/C Related Documents” has the meaning specified in Section 2.06(b)(i).
     “Lenders” means each Initial Lender, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or 2.19 and each Person that shall become a party hereto pursuant to Section 8.07.
     “Letter of Credit” has the meaning specified in Section 2.01(b).

     “Letter of Credit Agreement” has the meaning specified in Section 2.03(a).
     “Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.
     “Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $100,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Non-Consenting Lender” has the meaning specified in Section 2.19(b).
     “Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Notice of Issuance” has the meaning specified in Section 2.03(a).
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and for which any reserves required by generally accepted accounting principles have been established; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) landlords’ Liens under leases to which such Person is a party; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(f) or securing appeal or other surety bonds related to such judgments; and (j) restrictions on funds held for payroll customers pursuant to obligations to such customers.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 4 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
     “Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

     “Reference Banks” means CUSA and JPMorgan Chase Bank, N.A.
     “Register” has the meaning specified in Section 8.07(d).
     “Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments.
     “Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Termination Date” means the earlier of (a) five years after the Effective Date, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
     “Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.
     “Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
          SECTION 2.01. The Advances and Letters of Credit. (a) The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).
          (b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) denominated in U.S. Dollars for the account of the Borrower and its specified Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the final Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date, provided that no Letter of Credit may expire after the Termination Date of any Non-Consenting Lender if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date. Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.01(b).
          SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.
          (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than six separate Borrowings.
          (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
          (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit. Each Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
          (b) Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be an Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.
          (c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Borrower, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.
          (d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent and each Lender (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender (with a copy to the Borrower) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.
          (e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.
          SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2007, and on the latest Termination Date.
          (b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of the Borrower and outstanding from time to time at a rate per annum equal to the sum of (x) the Applicable Margin for Eurocurrency Rate Advances in effect from time to time during such calendar quarter plus (y) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended March 31, 2007, and on the latest Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest pursuant to Section 2.07(b).
     (ii) The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.
          (c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.
          SECTION 2.05. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
          SECTION 2.06. Repayment of Advances and Letter of Credit Drawings. (a) Advances. The Borrower shall repay to the Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Advances made by such Lender and then outstanding.
          (b) Letter of Credit Drawings. The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of the Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):
     (i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
     (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
     (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
     (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or
     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.
          SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin plus (z) the Applicable Utilization Fee, if applicable, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin plus (z) the Applicable Utilization Fee, if applicable, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

          SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).
          (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
          (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.
          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          (f) If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,
     (i) the Agent shall forthwith notify the Borrower and the Lender that the interest rate cannot be determined for such Eurodollar Rate Advances,
     (ii) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and
     (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          SECTION 2.10. Optional Prepayments of Advances. The Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).
          SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request made or issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), as the case may be, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
          SECTION 2.14. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).
          (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
          SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) of (y) pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
          SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.
          (b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
          SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries.

          SECTION 2.18. Increase in the Aggregate Commitments. (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the latest Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $750,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.
          (b) The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.
          (c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
          (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.19(c), an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:
     (i) (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit E hereto;
     (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and
     (iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its

Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase).
          SECTION 2.19. Extension of Termination Date. (a) At least 45 days but not more than 60 days prior to any anniversary of the Effective Date, the Borrower, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to such anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Borrower not later than 15 days prior to such anniversary date of the decision of the Lenders regarding the Borrower’s request for an extension of the Termination Date.
          (b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at such anniversary of the Effective Date (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Article III shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Revolving Credit Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Revolving Credit Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.
          (c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Extension Date of the amount of the Non-Consenting Lenders’ Revolving Credit Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Revolving Credit Commitments in an aggregate amount that exceeds the amount of the Revolving Credit Commitments of the Non-Consenting Lenders, such Revolving Credit Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent. If after giving effect to the assignments of Revolving Credit Commitments described above there remains any Revolving Credit Commitments of Non-Consenting Lenders, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting

Lender’s Revolving Credit Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Revolving Credit Commitment of such Non-Consenting Lender is less than $5,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:
     (i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;
     (ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and
     (iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(a) for such assignment shall have been paid;
provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Revolving Credit Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.
          (d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Revolving Credit Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, subject to the satisfaction of the applicable conditions in Article III, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
          SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

     (a) There shall have occurred no Material Adverse Change since July 31, 2006.
     (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described in the Borrower’s filings made prior to the date hereof with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
     (c) The Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have reasonably requested.
     (d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
     (e) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.
     (f) The Borrower shall have paid all accrued fees and all reasonable documented out of pocket costs and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).
     (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
     (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
     (ii) No event has occurred and is continuing that constitutes a Default.
     (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:
     (i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.
     (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.
     (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.
     (iv) A favorable opinion of Fenwick & West LLP, counsel for the Borrower, substantially in the form of Exhibit D hereto.

     (v) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.
     (i) The Borrower shall have terminated the commitments of the lenders and repaid or prepaid all of the obligations under, the Bridge Credit Agreement dated as of January 31, 2007 among the Borrower, the lenders parties thereto and Citicorp North America, Inc., as administrative agent, and each of the Lenders that is a party to such credit facility hereby waives, upon execution of this Agreement, any notice required by said Credit Agreement relating to the termination of commitments thereunder.
          SECTION 3.02. Conditions Precedent to Each Borrowing, Issuance, Commitment Increase and Extension Date. The obligation of each Lender to make an Advance on the occasion of each Borrowing, each Issuance, each Commitment Increase and each extension of Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, Issuance, the applicable Increase Date or the applicable Extension Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance, request for Commitment Increase, request for Commitment extension and the acceptance by the Borrower of the proceeds of such Borrowing or Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such Issuance, such Increase Date or such Extension Date such statements are true):
     (a) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of such date, before and after giving effect to such Borrowing, such Issuance, such Commitment Increase or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date, and
     (b) no event has occurred and is continuing, or would result from such Borrowing, such Issuance, such Commitment Increase or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default;
          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower, other than violations of contractual restrictions that could not reasonably be expected to result in a Material Adverse Effect or result in the imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.
     (d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.
     (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at July 31, 2006, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at October 31, 2006, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Borrower as contemplated by Item 601(b)(3)(i) of Regulation S-K under the Securities Exchange Act of 1934, as amended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at October 31, 2006, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since July 31, 2006, there has been no Material Adverse Change.
     (f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described in the Borrower’s filings made prior to the date hereof with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or (ii) could reasonably be expedited to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
     (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
     (h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     (i) Neither the Information Memorandum nor any other information, exhibits and reports furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, contain any untrue statement of a material fact and do omit to state a material fact necessary to make the statements made therein not misleading; provided that with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time made.

     (j) The Borrower is, individually and together with its Subsidiaries, Solvent.
ARTICLE V
COVENANTS OF THE BORROWER
          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all material applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves under generally applicable accounting principles are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, or the corporate existence of any Subsidiary, if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.
     (e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.
     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with, and to the extent required by, generally accepted accounting principles in effect from time to time (or local accounting requirements).

     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions between the Borrower and its Subsidiaries, or between two or more Subsidiaries, (ii) compensation arrangements for directors or executive officers approved by the Board of Directors or the compensation committee of the board of directors and (iii) transactions incurred in the ordinary course of business with Persons that have directors who are also directors or executive officers of the Borrower.
     (i) Reporting Requirements. Furnish to the Agent:
     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments and the absence of footnotes) and certificates of the chief financial officer, chief accounting officer, controller or treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;
     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by Ernst & Young LLP or other independent public accountants of recognized national standing that does not include any “going concern” or similar qualification, or any qualification as to the scope of their audit) and certificates of the chief financial officer, chief accounting officer, controller or treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;
     (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
     (iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to its securityholders generally, and copies of all reports on Form 10-K, 10-Q or 8-K (other than pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended) and registration statements for the public offering (other than pursuant to employee Plans) of securities of the Borrower that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;
     (v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and
     (vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.
          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:
     (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
     (i) Permitted Liens,
     (ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of such property or equipment and related expenses, or Liens existing on any property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,
     (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,
     (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,
     (v) Liens on cash collateral or government securities to secure obligations under Hedge Agreements and letters of credit, provided that the aggregate value of any collateral so pledged does not exceed $25,000,000 in the aggregate at any time,
     (vi) assignments of the right to receive income effected as a part of the sale of a business unit or for collection purposes,
     (vii) other Liens securing Debt in an aggregate principal amount not to exceed the amount specified in Section 5.02(d)(vi) at any time outstanding, and
     (viii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.
     (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, (iii) any Subsidiary of the Borrower may merge into or dispose of assets to any other Person so long as the Borrower delivers to the Agent a certificate demonstrating pro forma compliance with Section 5.03 after giving effect to such transaction, (iv) any Subsidiary of the Borrower may merge with any other Person so long as such Subsidiary is the surviving corporation and (v) the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
     (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.
     (d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:
     (i) Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower,
     (ii) Debt existing on the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,
     (iii) Debt of a Person existing at the time such Person is merged into or consolidated with the any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower (the “Assumed Debt”) and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Assumed Debt; provided that (A) such Debt was not created in contemplation of such merger, consolidation or acquisition and (B) that the principal amount of such Assumed Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,
     (iv) Debt of the type permitted to be secured by Liens pursuant to Section 5.02(a)(ii),
     (v) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and
     (vi) other Debt aggregating for all of the Subsidiaries of the Borrower, together with Debt secured by Liens permitted under Section 5.02(a)(vii), an amount not to exceed 5% of Consolidated total assets at any time outstanding (determined as of the date such Debt or Lien was incurred).
     (e) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or Hedge Agreements except in the ordinary course of business and not for speculative purposes.

     (f) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business carried on by the Borrower and its Subsidiaries considered as a whole at the date hereof.
          SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:
     (a) Leverage Ratio. Maintain, as of any date, a ratio of Consolidated Debt for Borrowed Money as at such date to Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended of not greater than 3.25 to 1.00.
     (b) Interest Coverage Ratio. Maintain, as of the last day of each fiscal quarter, a ratio of Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters then ended to interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money during such period by the Borrower and its Subsidiaries of not less than 3.00 to 1.00.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
     (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
     (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or (i), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
     (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $75,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
     (f) Judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
     (g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to direct the management or policies of the Borrower; or
     (h) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $75,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

          SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Borrower than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrower.
ARTICLE VII
THE AGENT
          SECTION 7.01. Authorization and Action. Each Lender(in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.
          SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or 2.19, as the case may be, or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and

(vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 7.03. CUSA and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CUSA were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent. In the event that CUSA or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Borrower hereunder or under any other Loan Document by or on behalf of CUSA in its capacity as the Agent for the benefit of any Lender under this Agreement or any Note (other than CUSA or an Affiliate of CUSA) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
          SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Revolving Credit Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent in its capacity as such under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.
          (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.
          (c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by the Borrower.
          SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
          SECTION 7.07. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders other than in accordance with Section 2.18, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder other than in accordance with Section 2.19, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.
          SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at 2700 Coast Avenue, Mountain View, California 94043, Attention: Vice President, Finance; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) So long as CUSA or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
          (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
          SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable documented out of pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

          (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
          SECTION 8.05. Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
          SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the

Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
          SECTION 8.07. Assignments and Participations. (a) Each Lender may with the consent of each Issuing Bank (which consent shall not be unreasonably withheld or delayed) and, if demanded by the Borrower (so long as no Default shall have occurred and be continuing and following a demand by such Lender pursuant to Section 2.11 or 2.14) upon at least five Business Days’ notice to such Lender and the Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Borrower and the Agent otherwise agree (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts accrued or payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 7.05 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
          (d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender.
          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          SECTION 8.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or participant or prospective assignee or participant or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations of the Borrower under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower and (viii) with the consent of the Borrower.
     SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby further consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     SECTION 8.12. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such

Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.
     SECTION 8.13. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

     SECTION 8.14. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INTUIT INC.

By

Title:

CITICORP USA, INC.,
as Agent

By

Title:

Initial Issuing Bank

CITICORP USA, INC.

By

Title:

Initial Lenders

CITICORP USA, INC.

By

Title:

BANK OF AMERICA, N.A.

By

Title:

THE BANK OF NOVA SCOTIA

By

Title:

JPMORGAN CHASE BANK, N.A.

By

Title:

KEYBANK NATIONAL ASSOCIATION

By

Title:

MORGAN STANLEY BANK

By

Title:

CITY NATIONAL BANK

By

Title:

BNP PARIBAS

By

Title:

By

Title:

UNION BANK OF CALIFORNIA, N.A.

By

Title:

U.S. BANK NATIONAL ASSOCIATION

By

Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By

Title:

SCHEDULE I
INTUIT INC.
FIVE YEAR CREDIT AGREEMENT
APPLICABLE LENDING OFFICES

Name of Initial	Revolving Credit	Letter of Credit
Lender	Commitment	Commitment	Domestic Lending Office	Eurodollar Lending Office
Bank of America,	$50,000,000		2001 Clayton Road – Building B	2001 Clayton Road – Building B
N.A.			Concord CA 94520	Concord CA 94520
			Attn: Rosilind Meshack	Attn: Rosilind Meshack
			T: 925 675-8448	T: 925 675-8448
			F: 888 969-2285	F: 888 969-2285

The Bank of Nova	$50,000,000		600 Peachtree Street, NE, Suite 2700	600 Peachtree Street, NE, Suite 2700
Scotia			Atlanta, GA 30308	Atlanta, GA 30308
			Attn: Rabbana Omar	Attn: Rabbana Omar
			T: 212-225-5705	T: 212-225-5705
			F: 212-225-5709	F: 212-225-5709

BNP Paribas	$50,000,000		919 3rd Avenue	919 3rd Avenue
			New York, NY 10022	New York, NY 10022
			Attn: Anthony Narciso	Attn: Anthony Narciso
			T: 212 471-6905	T: 212 471-6905
			F: 212 841-2682	F: 212 841-2682

Citicorp USA, Inc.	$65,000,000	$100,000,000	Two Penns Way	Two Penns Way
			New Castle, DE 19720	New Castle, DE 19720
			T: 302 894-6016	T: 302 894-6016
			F: 212 994-0961	F: 212 994-0961

City National Bank	$25,000,000		400 North Roxbury	400 North Roxbury
			Beverly Hills, CA 90210	Beverly Hills, CA 90210
			Attn: Pam Terry	Attn: Pam Terry
			T: 310 297-8055	T: 310 297-8055
			F: 310 297-8062	F: 310 297-8062

JPMorgan Chase	$65,000,000		10 South Dearborn, Floor 7	10 South Dearborn, Floor 7
Bank, N.A.			Chicago, IL 60603-2003	Chicago, IL 60603-2003
			Attn: Cecily Roland	Attn: Cecily Roland
			P: 312-732-2016	P: 312-732-2016
			F: 312-661-0116	F: 312-661-0116

KeyBank National	$40,000,000		3 Embarcadero Center	3 Embarcadero Center
Association			Suite 2900	Suite 2900
			San Francisco, Ca 94111	San Francisco, Ca 94111
			Attn: Lisa Wright	Attn: Lisa Wright
			T: 216 689-5023	T: 216 689-5023
			F: 216 689-5962	F: 216 689-5962

Morgan Stanley Bank	$50,000,000		2500 Lake Park Blvd.	2500 Lake Park Blvd.
			Suite 300 C	Suite 300 C
			West Valley City, UT 84120	West Valley City, UT 84120
			Attn: Zoe Marnerou	Attn: Zoe Marnerou
			T: 718 754-4066	T: 718 754-4066
			F: 718 233-2140	F: 718 233-2140

Union Bank of	$25,000,000		1980 Saturn Street	1980 Saturn Street
California, N.A.			First Floor	First Floor
			Monterey Park, CA 91755	Monterey Park, CA 91755
			Attn: Wanda Pace-Rodgers	Attn: Wanda Pace-Rodgers
			T: 323-720-2682	T: 323-720-2682
			F: 323- 824-6198	F: 323- 824-6198

Name of Initial	Revolving Credit	Letter of Credit
Lender	Commitment	Commitment	Domestic Lending Office	Eurodollar Lending Office
U.S. Bank National	$40,000,000		555 S.W. Oak Street	555 S.W. Oak Street
Association			Suite 400	Suite 400
			Mail Code: PD-OR-P4CB	Mail Code: PD-OR-P4CB
			Portland, OR 97204	Portland, OR 97204
			Attn: Patty Abel	Attn: Patty Abel
			T: 503 275-7137	T: 503 275-7137
			F: 503 275-4600	F: 503 275-4600

Wachovia Bank,	$40,000,000		301 South College Street	301 South College Street
National			Charlotte, NC 28288	Charlotte, NC 28288
Association			Attn: Joseph Feheley	Attn: Joseph Feheley
			T: 704 383-8048	T: 704 383-8048
			F: 704 715-0094	F: 704 715-0094

Total:	$500,000,000	$100,000,000

SCHEDULE 5.02(a)
Existing Liens
None

SCHEDULE 5.02(d)
Existing Subsidiary Debt
None

EXHIBIT A — FORM OF
REVOLVING CREDIT
PROMISSORY NOTE

U.S.$	Dated:	, 200
     FOR VALUE RECEIVED, the undersigned, INTUIT INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                                              (the “Lender”) for the account of its Applicable Lending Office on the Termination Date applicable to such Lender (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of March 22, 2007 among the Borrower, the Lender and certain other lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, and Citicorp USA, Inc. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such Termination Date.
     The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to CUSA, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

INTUIT INC.
By:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid	Unpaid Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

2

EXHIBIT B — FORM OF NOTICE OF
BORROWING
Citicorp USA, Inc., as Agent
 for the Lenders parties
 to the Credit Agreement
 referred to below
 Two Penns Way
 New Castle, Delaware 19720
[Date]
Attention: Bank Loan Syndications Department
Ladies and Gentlemen:
     The undersigned, Intuit Inc., refers to the Credit Agreement, dated as of March 22, 2007 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, and Citicorp USA, Inc., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
          (i) The Business Day of the Proposed Borrowing is                     , 200  .
          (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
          (iii) The aggregate amount of the Proposed Borrowing is $                    .
          [(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is            month[s].]
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
          (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

          (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours, INTUIT INC.
By
Title:.

2

EXHIBIT C — FORM OF
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Credit Agreement dated as of March 22, 2007 (as amended or modified from time to time, the “Credit Agreement”) among INTUIT INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A., as syndication agent, and Citicorp USA, Inc., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
     The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the [Credit Agreement as of the date hereof] [the Letter of Credit Facility] equal to the percentage interest specified on Schedule 1 hereto of [all outstanding rights and obligations under the Credit Agreement together with participations in Letters of Credit held by the Assignor on the date hereof] [such Assignor’s Unissued Letter of Credit Commitment]. After giving effect to such sale and assignment, the Assignee’s [Revolving Credit Commitment and the amount of the Advances owing to the Assignee] [Letter of Credit Commitment] will be as set forth on Schedule 1 hereto.
     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].
     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.
     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

     5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.
     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:		%

Assignee’s Commitment:		$

Aggregate outstanding principal amount of Advances assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$

Effective Date*: , 200

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 200

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 200

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

3

Accepted [and Approved] ** this
                     day of                                         , 200
CITICORP USA, INC., as Agent
By
           Title:
[Approved this                      day
of                                         , 200
INTUIT INC.
By                                                                                               ] *
          Title:

**	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

*	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

4

EXHIBIT D — FORM OF
OPINION OF COUNSEL
FOR THE BORROWER
[Effective Date]
To each of the Lenders parties
 to the Credit Agreement described below, and
 to Citicorp USA, Inc., as Agent
Intuit Inc.
Ladies and Gentlemen:
          This opinion is furnished to you pursuant to Section 3.01(h)(iv) of the Credit Agreement, dated as of March 22, 2007 (the “Credit Agreement”), by and among Intuit Inc., a Delaware corporation (the “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent (the “Syndication Agent”), and Citicorp USA, Inc., as administrative agent (the “Agent”) for said Lenders. Unless otherwise defined herein (including but not limited to the Exhibits hereto), terms defined in the Credit Agreement are used herein as therein defined.
          We have acted as counsel for the Borrower in connection with the negotiation, execution and delivery of the Credit Agreement.
          In rendering this opinion, we have examined such matters of law as we considered necessary for the purpose of rendering this opinion. As to matters of fact material to the opinions expressed herein, we have relied solely upon the representations and warranties as to factual matters contained in, and made by Borrower pursuant to, the Management Certificate (defined on Exhibit A) and upon our examination of the documents identified on Exhibit A (collectively, “Reviewed Documents”). We have not examined, and we express no opinion with respect to, any documents other than those described on Exhibit A or made any independent factual investigation. Except as described on Exhibit A, bring-down certificates, telegrams or telephonic advice of the public officials referred to on Exhibit A were not obtained as of the date hereof. Except as described on Exhibit A, we have not caused the search of any record of any governmental agency or third party.
          In our examination of documents, we have assumed the current accuracy and completeness of (a) the information obtained from public officials and records included in the documents identified on Exhibit A and (b) the representations and warranties made by representatives of Borrower to us, including, without limitation, those set forth in the Management Certificate. We have also assumed that all the representations and warranties made by Borrower in, or pursuant to, the Credit Agreement are true and complete as to factual matters in all material respects. We have made no attempt to verify the accuracy of any of such information, representations or warranties or to determine the existence or non-existence of any factual matters other than those described above.
          In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the legal competence and capacity of all persons or entities (other than the Borrower) executing the same and (except with respect to due authorization of the Credit Agreement and the Notes by Borrower) the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

          For the purposes of this opinion, we have also assumed, without independent investigation, that: (a) the Credit Agreement and the Notes (together with the related commitment letter) reflect the complete understanding and agreement of the parties concerning the subject matter thereof; (b) the Credit Agreement is a legal, valid and binding obligation of the Agent, the Syndication Agent and the Lenders, enforceable against such parties in accordance with its terms; and (c) Borrower is not insolvent and by executing and delivering the Credit Agreement and the Notes will not become insolvent and has not intended to incur, and will not have believed that it has incurred, debts beyond its ability to pay them as they mature.
          As used in this opinion, the phrases “to our knowledge,” “we are not aware,” “known to us” or “to our actual knowledge” or words of similar import refer only to the current actual knowledge of the attorneys within this firm representing Borrower in connection with the execution and delivery of the Credit Agreement and indicate that we have not undertaken any independent investigation with respect to the statements being qualified by such knowledge limitation other than our examination of the Reviewed Documents.
          We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to you by Borrower (or any of its agents or representatives) concerning the business, assets, operations, financial condition or affairs of Borrower or any of its Subsidiaries or any other information furnished to you by Borrower or any of its agents or representatives.
          Where statements in this opinion are qualified by the term “material,” or “material adverse effect” those statements involve judgments and opinions as to the materiality or lack of materiality of certain matters upon the financial condition or operations of the Borrower and its Subsidiaries taken as a whole, which judgments and opinions are entirely those of Borrower and its officers, after having been advised by us as to the legal effect and consequences of such matters.
          This opinion is subject to, and we render no opinion with respect to, general limitations and exceptions applicable to all contracts. Without limitation, this opinion is subject to, and we render no opinion with respect to, the effect of the following:
     (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, bulk sales, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances, preferential transfers and equitable subordination;
     (b) the effect of general principles of equity, including but not limited to judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable or involve undue delay, whether or not such principles or decisions have been codified by statute, concepts of materiality, reasonableness, good faith and fair dealing, unconscionability and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;
     (c) the effect of limitations imposed by reason of generally applicable public policy principles or considerations or limitations imposed by or resulting from the exercise by any court of its discretion;
     (d) the existence or effect of any implied duty or covenant of good faith and fair dealing to which Agent or any Lender may have been or may be subject;
     (e) the effect of any applicable law or court decisions that requires a lender to enforce its remedies in a commercially reasonable manner;
     (f) any federal or state securities laws;

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     (g) the effect of state and federal laws and judicial decisions that provide, among other things, (i) that oral modifications to a contract or waivers of contractual provisions may be enforceable, if the modification was performed, notwithstanding any express provision in the agreement that the agreement may only be modified or an obligation thereunder waived in writing, or (ii) that an implied agreement may be created from trade practices or course of conduct;
     (h) the enforceability of any provision purporting to waive rights to trial by jury, service of process or objections to the laying of venue or to forum on the basis of forum non conveniens in connection with any litigation arising out of or pertaining to the Credit Agreement or the Notes;
     (i) the effect of judicial decisions that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Credit Agreement or the Notes;
     (j) the effect of equitable principles on the enforceability of any provisions of the Credit Agreement or the Notes providing that (i) rights or remedies are not exclusive, (ii) rights or remedies may be exercised without notice, (iii) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or (iv) the failure to exercise, or any delay in exercising, rights or remedies available under the Credit Agreement or the Notes will not operate as a waiver of any such right or remedy;
     (k) applicable statutes and judicial decisions which provide, among other things, that a court may limit the granting of attorneys’ fees to those attorneys’ fees which are determined by the court to be reasonable and that attorneys’ fees may be granted only to a prevailing party and that a contractual provision for attorneys’ fees is deemed to extend to both parties (notwithstanding that such provision by its express terms benefits only one party);
     (l) the effect of equitable principles on the enforceability of any provision in the Credit Agreement or the Notes that permits or authorizes the Agent or the Lenders to exercise remedies or impose penalties or an increase in interest rate for late payment or other default if it is determined that the default is not material, the remedies or penalties bear no reasonable relation to the damage suffered by the Agent or the Lenders as a result of the default or it cannot be demonstrated that the enforcement of the remedies or penalties is reasonably necessary for the protection of the Agent or the Lenders;
     (m) the enforceability of any provisions in the Credit Agreement or the Notes releasing or exonerating a party from liability or providing for indemnification or contribution, to the extent enforcement of such provisions would be contrary to public policy or indemnify a party against liability for the party’s own fraud or wrongful or negligent acts or omissions.
     (o) the enforceability of any waiver of the Borrower’s right to assert counterclaims or other claims or defenses; and
     (p) Section 2.15 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation.
          With respect to our opinion expressed in paragraph 1 below that Borrower is in good standing under the laws of the State of Delaware, we have relied exclusively on the Delaware Certificate of Good Standing.
          With respect to our opinion in paragraph 2 below, we have relied solely upon Borrower’s certification in the Management Certificate identifying those agreements of Borrower that Borrower considers to be material with respect to the Credit Agreement and the Notes and the transactions contemplated to be carried out in accordance with and pursuant to the Credit Agreement and copies, supplied to us by Borrower, of such Material Agreements that are expressly listed and identified as “Material Agreements” on Exhibit B hereto and in the Management Certificate. We have not undertaken any independent investigation of such matters.

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          With respect to our opinion in paragraph 3 below, we note that the Credit Agreement and/or the Notes may be required to be filed and/or disclosed in a current report on Form 8-K by Borrower with the Securities and Exchange Commission.
     We are admitted to practice law in the State of California and in the State of New York. The opinions expressed herein are limited to the existing internal laws of the State of California, the existing laws of the State of New York, the Delaware General Corporation Law as in effect on the date hereof (the “DGCL”), and the existing federal laws of the United States of America, assuming that such laws apply to the matters expressed herein. To the extent that any of the Reviewed Documents (other than the Credit Agreement and the Notes) are governed by the laws of any jurisdiction other than the States of California or New York, or the United States federal law as described above, we have assumed with your permission that those laws are the same as the relevant laws of the State of California and our opinion relating to those documents is based solely upon the apparent meaning of the language, without regard to interpretation or construction that might be indicated by the laws governing those agreements. Our opinion is limited to such California and New York state and United States federal statutes, laws, rules or regulations, and provisions of the DGCL, as in our experience are of general application to transactions of the sort contemplated by the Credit Agreement.
          With respect to our enforceability opinion in paragraph 4 below, our opinion is limited to the existing laws of the State of New York. With respect to the Credit Agreement and the Notes, we have assumed that in a proceeding outside of New York that the choice of New York state law would be given effect and would exclusively apply to and govern the Credit Agreement.
          In rendering the opinions below, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.
          Based upon and subject to the foregoing, and subject to all of the assumptions, qualifications, exceptions and limitations contained herein, we are of the following opinion:
     1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
     2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action on the part of Borrower’s Board of Directors and, where required, its shareholders, and do not (i) violate the terms of the Charter or the By-laws, (ii) violate any California State, New York State or United States federal law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) result in the breach of any Material Agreement. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.
     3. No authorization, approval or other action by, and no notice to or filing with, any California State, New York State, or United States federal, governmental authority or regulatory body, or pursuant to the DGCL to any governmental authority or regulatory body, is required for the due execution, delivery and performance, as of the date hereof, by the Borrower of the Credit Agreement and the Notes.
     4. The Credit Agreement is, and after giving effect to the initial Borrowing, the Notes will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.
          In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to other matters. This opinion is intended solely for the use of the Lenders and the Agent for the purpose of the above transaction, and is not to be relied upon for any other purpose or by any other person or entity, without our prior written consent, except that a copy of this opinion may be delivered by any Lender to any person or entity that is a permitted Assignee of a Lender, and becomes a Lender in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinion expressed above as if such

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          person were a Lender, and this opinion were addressed and delivered to such person, on the date hereof. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.
Very truly yours,

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EXHIBIT A
REVIEWED DOCUMENTS
     (1) The Credit Agreement.
     (2) The documents furnished by the Borrower pursuant to Article III of the Credit Agreement.
     (3) The Certificate of Incorporation of the Borrower and all amendments thereto (the “Charter”).
     (4) The by-laws of the Borrower and all amendments thereto (the “By-laws”).
     (5) A certificate of the Secretary of State of Delaware, dated ___, 2007, attesting to the continued corporate existence and good standing of the Borrower in that State (the “Delaware Certificate of Good Standing”).
     (6) A Management Certificate addressed to us, dated of even date herewith and executed by Borrower (“Management Certificate”).
     (7) A certificate of the Secretary of Borrower, certifying (i) the names and true signatures of the officers of the Borrower authorized to sign the Credit Agreement and the Notes and the other documents to be delivered under the Credit Agreement, and (ii) the attached copies of the resolutions of the Board of Directors of the Borrower approving the Credit Agreement and the Notes.
     (8) Copies of the agreements, each of which is listed on Exhibit B to this letter, that have been identified to us by Borrower in the Management Certificate to be the only material agreements of Borrower to which Borrower is a party or by which Borrower’s assets are bound that Borrower considers to be material with respect to the Credit Agreement and the Notes and the transactions contemplated to be carried out in accordance with and pursuant to the Credit Agreement (the “Material Agreements”).

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EXHIBIT B
MATERIAL AGREEMENTS

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, 2007
To each of the Lenders parties
    to the Credit Agreement described below, and
    to Citicorp USA, Inc., as Agent
Re: Intuit Inc.
Ladies and Gentlemen:
     I am Vice President, General Counsel and Corporate Secretary of Intuit Inc., a Delaware corporation (the “Company”). This opinion is furnished to you pursuant to the Five Year Credit Agreement, dated as of March 22, 2007 (the “Credit Agreement”), by and among the Company, the Lenders parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as syndication agent, and Citicorp USA, Inc., as administrative agent (the “Agent”) for said Lenders. Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.
     In order to render this opinion, I have examined such matters and questions of law as I deem advisable under the circumstances. Please note that I have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company.
     As used in this opinion, the phrase “to my knowledge” or words of similar import, refer only to my current actual knowledge without having conducted any special investigation other than to engage in discussions with and receive regular updates from legal services personnel of the Company, including personnel with oversight of litigation matters and intellectual property matters and who report directly to me in my capacity as general counsel and an officer of the Company.
     Where statements in this opinion are qualified by the term “material adverse effect”, those statements involve factual judgments by the Company as to the materiality or lack of materiality of certain matters upon the financial condition and operations of the Company and its Subsidiaries taken as a whole.
     This opinion is limited to the existing internal laws of the State of California and the existing federal laws of the United States of America, assuming that such laws apply to the matters expressed herein. I express no opinion herein with respect to any other laws, rules or regulations. In rendering the opinions expressed herein, I am opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters.
     In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in transactions of the type provided for in the Credit Agreement.

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     Based upon and subject to the foregoing, to my knowledge, there are no lawsuits, governmental investigations or arbitration proceedings pending, or threatened in writing, against the Company or any of its Subsidiaries before any U.S. federal court or governmental agency, before any Delaware State or California State court or governmental agency or before any arbitrator that (i) purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions provided for therein, or (ii) except as described in the Borrower’s filings made with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are likely to have a material adverse effect upon the financial condition or operations of the Company and its Subsidiaries taken as a whole.
     This opinion is furnished by me as general counsel for the Company to you and at the request of the Company. This opinion is intended solely for the use of the Lenders and the Agent for the purpose of the above transaction, and is not to be relied upon for any other purpose or by any other person or entity, without my prior written consent, except that a copy of this opinion may be delivered by any Lender to any person or entity that is a permitted Assignee of a Lender, and becomes a Lender in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinion expressed above as if such person were a Lender, and this opinion were addressed and delivered to such person, on the date hereof. I assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to my attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, Laura A. Fennell General Counsel Intuit Inc.

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